EXHIBIT 99.1

        RE:  NN, Inc.
2000 Waters Edge Drive
Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE
May 6, 2009

NN, INC. REPORTS FIRST QUARTER REVENUES AND EARNINGS

First Quarter 2009 Revenues Down 52.3% to $57.9 Million; Net Loss of $0.59 per Diluted Share

Johnson City, Tenn, May 6, 2008 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the first quarter ended March 31, 2009.  Net sales for the first quarter of 2009 were $57.9 million, down $63.6 million, or 52.3% as compared to $121.5 million for the same period of 2008.  Approximately $61.0 million of the decrease was attributed to the continued reduction in demand for the Company’s products caused by the extremely weak global economies and automotive and industrial end markets.  Foreign currency translation accounted for an additional $4.4 million of the reduction in net sales.  These decreases were slightly offset by positive pricing and the pass through of raw material price increases of $1.8 million.

Net loss for the first quarter of 2009 was $9.5 million, or $0.59 per diluted share as compared to net income of $5.1 million, or $0.32 per diluted share for the first quarter of 2008.  Non-operating items included in the results for the quarter were the write-off of unamortized loan costs associated with the prior credit agreement of $0.4 million after-tax, or $0.02 per diluted share and restructuring costs associated with the previously announced closing of our Kilkenny, Ireland and Hamilton, Ohio facilities of $0.5 million after-tax, or $0.03 per diluted share.

James H. Dorton, Vice President and Chief Financial Officer commented, “The negative effects of the sudden and dramatic reductions in demand that we first felt in the fourth quarter of 2008 continued to accelerate into the first quarter of 2009.  Further, we believe that in addition to an actual decline in demand of approximately 30% to 40%, our markets are experiencing a significant inventory destocking effect throughout the supply chain.  This effect has resulted in an additional sales decline of 10% to 20%, which accounts for our 52% decline in revenue from the first quarter of 2008.”

Mr. Dorton continued, “As a percentage of net sales, 2009 first quarter cost of goods sold was 96.8% as compared to 79.4% for last year’s first quarter.  This reflects the impact of the deleveraging of production efficiencies, mainly in fixed costs and variable labor, due to the large drop in volume we have experienced.  As a percentage of net sales, selling, general and administrative expenses for the first quarter were 11.9% as compared to 8.4% for the same period in 2008, again reflecting the deleveraging effect of the volume reductions.  It is important to note that SG&A expenses were actually down by approximately $3.3 million over the same period in 2008.  Approximately $0.5 million of the reduction was due to the effect of foreign currency exchange rates with the remaining $2.8 million due to salary reductions and discretionary spending cuts.”

Mr. Dorton concluded, “On March 16 of this year, we announced that we had revised and amended our credit agreements.  The terms of these agreements were revised to reflect the current economic and business conditions and to assure that we have sufficient credit available to us to manage through the current economic recession.”

Roderick R. Baty, Chairman and Chief Executive Officer commented, “Although we anticipate the destocking of inventory that has negatively affected demand from our customers during the last two quarters to end in the second quarter, we have seen no signs that the current economic conditions will improve in the near term.  We therefore are assuming the worst case scenario, which is that the levels of demand we experienced in the first quarter will persist for the remainder of 2009.  Consequently, we will continue to aggressively cut costs and maximize our cash flow to protect our liquidity situation.  These steps will help to ensure that NN will emerge from this recession as a stronger and leaner Company.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2008.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2008.

Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Net sales	$57,921	$121,542
Cost of goods sold (exclusive of depreciation shown separately below)	56,054	96,494
Selling, general and administrative	6,895	10,209
Depreciation and amortization	5,318	6,263
(Gain) loss on disposal of assets	14	(141)
Restructuring and impairment costs	593	--
Income (loss) from operations	(10,953)	8,717

Interest expense	1,038	1,542
Elimination of unamortized debt cost	604	--
Other income, net	(120)	(136)
Income (loss) before provision (benefit) for income taxes	(12,475)	7,311
Provision (benefit) for income taxes	(2,950)	2,209

Net income (loss)	$(9,525)	$5,102

Diluted income (loss) per common share	$(0.59)	$0.32

Weighted average diluted shares	16,268	15,962

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2009	December 31, 2008
Assets
Current Assets:
Cash	$8,164	$11,052
Accounts receivable, net	42,310	50,484
Inventories, net	42,724	53,173
Other current assets	9,598	9,912
Total current assets	102,796	124,621

Property, plant and equipment, net	138,839	145,690
Goodwill, net	8,332	8,908
Other assets	7,539	4,821
Total assets	$257,506	$284,040

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,726	$39,415
Accrued salaries and wages	10,574	12,745
Current portion of long-term debt	6,772	6,916
Other liabilities	4,802	4,279
Total current liabilities	48,874	63,355

Deferred income taxes	4,588	4,939
Long-term notes payable	94,172	90,172
Other liabilities	15,023	15,815
Total liabilities	162,657	174,281

Total stockholders’ equity	94,849	109,759

Total liabilities and stockholders’ equity	$257,506	$284,040

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